Exhibit 10.29
MEMBER INTERESTS PURCHASE AGREEMENT
between
CENTEX HOMES, as Centex,
and
CORONA LAND COMPANY, LLC, as Purchaser
Dated as of March 31, 2008

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- ii -

MEMBER INTERESTS PURCHASE AGREEMENT
          THIS MEMBER INTERESTS PURCHASE AGREEMENT (this “Agreement”) is effective as of March 31, 2008 (the “Effective Date”), by and between CENTEX HOMES, a Nevada general partnership (“Centex”), and CORONA LAND COMPANY, LLC, a Delaware limited liability company (“Purchaser”; each of Purchaser, on the one hand, and Centex, on the other hand, a “Party”; collectively, the “Parties”).
RECITALS:
          WHEREAS, Centex has formed the Company and is the sole owner of all right, title and interest in all of the equity ownership interests (the “Member Interests”) in Corona Real Estate Holding Company, L.L.C., a Delaware limited liability company (the “Company”);
          WHEREAS, the Company is the sole owner of all right, title and interest in all of the equity ownership interests in each of those certain entities (each, an “Transferred Subsidiary,” and collectively, the “Transferred Subsidiaries”), shown on Exhibit “A” that own the real estate projects described in Exhibit “A”;
          WHEREAS, prior to the Closing Date, Centex will have conveyed to each Transferred Subsidiary the Assets applicable to the respective Project (the “Contribution”), and, after the Contribution, each Transferred Subsidiary will own its, respective, Assets;
          WHEREAS, Centex desires to sell to Purchaser, and Purchaser desires to purchase from Centex, all of the Member Interests owned by Centex on the terms and subject to the conditions set forth in this Agreement; and
          WHEREAS, immediately after Purchaser’s acquisition of all of the Membership Interests from Centex, Purchaser desires to be admitted to the Company under an assignment of member interests in the form of Exhibit “B” attached hereto (the “Assignment”).
          NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, do hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions.
          (a) Unless otherwise defined herein, any capitalized term herein shall have the same meaning as set forth for it in the Contribution Agreement.
          (b) The following terms shall have the respective meanings specified or referred to below:

          “Closing” means the settlement of the mutual obligations of Purchaser and Centex with respect to the sale of the Member Interests to Purchaser and the performance of their respective obligations hereunder to be performed at or prior to the Closing Date.
          “Contribution Agreement” means the Contribution Agreement, dated March 29, 2008, between Centex and the Company.
          “Incurred Ownership Development Costs” is the amount of all third party costs paid by Centex in March, 2008, in owning and developing the Properties (including costs paid related to obtaining and preserving the Entitlements, costs related to work conducted by consultants and contractors, costs incurred in obtaining utilities, costs paid in negotiating and entering into agreements with adjoining landowners, costs paid under purchase agreements for the Properties and Association-related costs) if and to the extent the Incurred Ownership Development Costs were for work that is included in the Future LD Spend Schedules.
          “Interest Rate” means annual rate of interest published in The Wall Street Journal from time to time as the “Prime Rate” for JPMorgan Chase, N.A., plus 3%. If The Wall Street Journal ceases to publish the “Prime Rate” for JPMorgan Chase, N.A., but publishes the “Prime Rate” for another financial institution, the “Prime Rate” shall be such rate as published in The Wall Street Journal. If The Wall Street Journal ceases to publish a “Prime Rate”, the parties shall select an equivalent publication that publishes such “Prime Rate.”
          “Liabilities” means indebtedness, damages, obligations, losses, debts, penalties, fines, awards, judgments, costs or expenses.
          Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Adjustments	Exhibit C
Agreement	Preamble
Blocked Person	8.1
Centex	Preamble
Closing Date	2.1 (a)
Closing Date Representations Certificate	6.3 (b)
Contribution	Recitals
Effective Date	Preamble
Executive Order	8.1
Final Adjustment Payment	Exhibit C
Final Member Interests Purchase Price	Exhibit C
Final Investment Adjustments	Exhibit C
Investment Objections Notice	Exhibit C
Investment Updated Schedule	Exhibit C
Member Interests	Recitals
Neutral Accountant	Exhibit C
OFAC	8.1
Parties	Preamble
Party	Preamble

Purchaser	Preamble
Survival Period	7.3	(a)
     1.2 Certain Interpretation Matters.
          (a) Definitions contained in this Agreement apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “includes” and the word “including” and words of similar import shall be deemed to be followed by the words “without limitation.” Each Exhibit, Article, Section and paragraph reference is to the Exhibits, Articles, Sections and paragraphs to this Agreement, unless otherwise specified.
          (b) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.
          (c) The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
ARTICLE II
PURCHASE AND SALE OF MEMBER INTERESTS
     2.1 Mutual Closing Obligations.
          (a) The “Closing Date” hereunder will be the Contribution Date (and in no event later than March 31, 2008). In no event will the Closing Date be a day that is not a Business Day.
          (b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Centex shall sell, convey, transfer, assign and deliver to Purchaser and Purchaser shall purchase from Centex, all right, title and interest of Centex in and to the Member Interests free and clear of all Encumbrances. The Closing will take place on the Closing Date and be effective as of 11:59 p.m., Central time, at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, unless another time and/or place is agreed to in writing by the Parties.
     2.2 Contribution Date Member Interests Purchase Price.
          (a) In consideration of the transfer of the Member Interests by Centex and the consummation of the transactions contemplated herein, Purchaser shall pay and deliver to Centex aggregate consideration in the amount of the Contribution Date Member Interest Purchase Price. The Contribution Date Member Interest Purchase Price shall be paid to Centex at the Closing by wire transfer of immediately available funds (in accordance with the wire instructions delivered by Centex to Purchaser).
          (b) Following the Closing Date, the Parties will reconcile difference between the actual and proposed Incurred Ownership Development Costs for March, 2008, in accordance with the procedure set forth in Exhibit C.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CENTEX
          Centex hereby represents and warrants the following to Purchaser and Investor as of the Closing Date:
     3.1 Organization and Qualification. Centex is duly formed and validly existing under the Laws of the state of Nevada. The Company is duly formed and validly existing under the Laws of the state of Delaware.
     3.2 Capitalization and Ownership.
          (a) All of the Member Interests are and always have been held beneficially and of record by Centex, free and clear of all Encumbrances. All of the Member Interests were duly authorized and issued by the Company. The Member Interests constitute 100% of the equity interests in the Company.
          (b) Except for this Agreement and transactions contemplated hereby, there are no outstanding agreements, arrangements, warrants, options, puts, calls, rights, subscriptions or other commitments to which the Company is a party or by which the Company is bound, granting rights to any Person to purchase, acquire or vote any equity or debt interest or instrument in the Company.
     3.3 Authorization; Enforceability. Centex has all requisite partnership power to execute and deliver this Agreement and to perform its obligations under this Agreement and to sell the Member Interests to Purchaser. The execution, delivery and performance of this Agreement has been duly authorized by all requisite action on behalf of Centex. This Agreement has been duly executed and delivered by Centex and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes the valid and binding obligation of Centex, enforceable against Centex, in accordance with its terms subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights and remedies generally, and (ii) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at Law.
     3.4 No Conflict or Violation. The execution, delivery and performance by Centex of its obligations under this Agreement and the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby and the execution thereof do not and will not (a) conflict with, violate or breach any provision of its

Organizational Documents, (b) conflict with, violate or breach any provision of any lease, note, bond, mortgage, license, indenture or loan or credit agreement or other binding agreement to which Centex is a party or by which Centex may be bound, or (c) violate any order or decree of any court, arbitrator or other governmental authority against or binding upon Centex.
     3.5 Employees. The Company does not have any employees.
     3.6 Assets and Liabilities.
          (a) As of the Closing Date, following the Contribution, the only assets and properties of the Company will be its member interests in the Transferred Subsidiaries.
          (b) The Company has not conducted any business activities prior to the Effective Date and will not conduct any business activities prior to the Contribution.
          (c) The Company is not liable for or subject to any Liabilities, except as of the Closing Date for those which will be assigned to, and assumed by, the Company or, as applicable, the Transferred Subsidiaries pursuant to the Contribution Agreement.
     3.7 No Bankruptcy Proceedings. None of Centex, the Company, or any Transferred Subsidiary has made any voluntary filings for relief as debtor under any state receivership Laws or federal bankruptcy Laws, nor, to Centex’s Knowledge, has any involuntary filing with respect to Centex, the Company or any of the Transferred Subsidiaries been made under any state receivership Laws or federal bankruptcy Laws.
     3.8 Organizational Documents. Attached as Exhibit “D” is a true and complete list of the organizational documents for the Company.
ARTICLE IV
NO OTHER REPRESENTATIONS
     4.1 No Other Representations. Purchaser acknowledges that, except for the representations of Centex expressly given in Article III, no other representations and warranties, express or implied, are made whatsoever by Centex in respect of the Member Interests and the Company. Without affecting any remedies that the Company may have in respect of the representations made by Centex in the Contribution Agreement or any of the other Transaction Documents, Purchaser has not relied upon any statements, representations or warranties by Centex other than the representations of Centex made in Article III. Without limiting the foregoing, Purchaser acknowledges and agrees that Purchaser will have no right of recovery under this Agreement under any theory for any Claim relating to the Assets or Liabilities related thereto, and that the sole basis for recovery for any such Claim will be pursuant to the Contribution Agreement if and to the extent a Claim is permitted thereunder.
     4.2 As-Is. Purchaser agrees that, except as specifically provided in this Agreement and the documents delivered by Centex at Closing in compliance with the provisions of this Agreement, the Member Interests are sold “AS IS”. Without limiting the foregoing, Purchaser agrees that it has conducted its own assessment of the value of the Member Interests and the underlying market value of the Projects and acknowledges that the value of the Member Interests may be greater than or less than the Final Member Interests Purchase Price and that the market value of the Projects may positively or negatively change after the Effective Date and that Purchaser shall not be entitled to an adjustment of the Final Member Interests Purchase Price or any other remedy against Centex as a result of market value or market conditions
ARTICLE V
COVENANTS OF CENTEX BETWEEN THE EFFECTIVE DATE
AND THE CLOSING DATE
     5.1 Covenants of Centex. Centex will exercise its rights as sole member of the Company so that between the Effective Date and the Closing Date, (a) the Company will not employ any person; and (b) the Company will not carry on any trade or business, enter into any Contracts, acquire any assets (other than the member interests in the Transferred Subsidiaries) or incur any Liabilities.
ARTICLE VI
CONDITIONS TO CLOSING; DELIVERIES AT CLOSING
     6.1 Conditions to Purchaser’s Obligations to Close. The obligation of Purchaser to acquire the Member Interests and pay the Contribution Date Member Interests Purchase Price is subject to the following conditions, which may be waived by Investor, on behalf of Purchaser, in its sole discretion:
          (a) Centex making the Asset Transfer to the Newly Formed Transferred Subsidiaries in accordance with the Contribution Agreement.
          (b) The Company acquiring all of the member interests in the Transferred Subsidiaries.
          (c) All of Centex’s representations under Article III, Section 8.2, and Section 9.15 are true and correct in all material respects as of the Closing Date.
          (d) Centex being ready to deliver all of the items required to be delivered by it pursuant to Section 6.3.
          (e) Centex performing in all material respects all of its other covenants under this Agreement to be performed on or before the Closing.
     6.2 Conditions to Centex’s Obligations to Close. The obligation of Centex to sell the Member Interests to Purchaser is subject to Purchaser being ready to pay the Contribution Date Member Interests Purchase Price and delivering an executed counterpart of the Assignment.
6.3 Centex Deliveries. At Closing, Centex shall deliver to Purchaser
          (a) A counterpart signed by Centex of the Assignment.

          (b) A certificate updating the representations and warranties of Centex set forth in Article III, Section 8.2, and Section 9.15 (the “Closing Date Representations Certificate”). The Closing Date Representations Certificate may be updated only with respect to Section 3.6 and Section 3.7 and only with respect to such Sections for (1) changes in circumstance or matters which arise after the Effective Date and (2) which do not arise out of a breach of Centex’s covenants under this Agreement.
     6.4 Purchaser Deliveries. At Closing, Purchaser shall pay the Contribution Date Member Interests Purchase Price by wire transfer in immediately available funds and deliver to Centex a counterpart of the Assignment signed by Purchaser.
ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION
     7.1 Survival of Covenants, Representations and Warranties. All of the representations of Centex set forth in Article III, Section 8.2 and Section 9.15 of this Agreement and the other provisions of this Agreement which expressly survive Closing shall survive Closing; provided that no Claim for breach of any representation or covenant of Centex may be asserted after the date that is twelve (12) months following the Closing Date, except for any breach of the representation made in Sections 3.1, 3.2 and 3.3, which shall survive indefinitely (the period within which a Claim may be brought in accordance with this sentence is called herein the “Survival Period”).
     7.2 Indemnification by Centex. Centex shall indemnify, defend and hold harmless Purchaser and Investor against and in respect of all Losses actually and directly incurred by the Purchaser or Investor arising out of any breaches of any of Centex’s representations under Article III, Section 8.2, or Section 9.15 or covenants under this Agreement.
     7.3 Exclusive Remedy; Additional Indemnification Matters; Limitation.
          (a) Any notice of a Claim by the Purchaser for indemnification must be timely made by written notice to Centex within the Survival Period. Such notice shall contain a description in reasonable detail of the specific nature of such Claim, a good faith estimate of the amount of such Claim and other facts as Purchaser believes necessary to properly inform Centex of such Claim. The liability of Centex in respect of any such Claim shall terminate if proceedings in respect of it have not been commenced within three (3) months after the receipt of notice by Centex of a Claim.
          (b) The indemnification provided in this Article VII shall constitute the sole and exclusive remedy and right of Purchaser for any breach or default under this Agreement, regardless of whether any claims or causes of action asserted with respect to such matters are brought in contract, tort or any other legal theory whatsoever or at Law or in equity; it being understood and agreed that, except solely and only in the case of actual fraud by and as to Purchaser, the indemnification provisions in this Article VII are in derogation of and replace in all respects as the sole and exclusive remedy and right any statutory, equitable or common law remedy and rights Purchaser may have for breach or default of any representation, warranty, covenant or agreement.
          (c) Notwithstanding anything in this Article VII to the contrary, prior to Centex being required to make a payment hereunder to Purchaser, Centex shall have a period of thirty (30) days after it receives written notice from the Indemnified Party of such a breach to cure such breach which by its nature is capable of cure. Such thirty 30-day period shall be extended an additional sixty (60) days if Centex is continuing to make commercially reasonable efforts to so cure at the end of the initial 30-day period and it is reasonable to believe that the breach can be cured by the end of the additional 60-day period.
          (d) Centex’s total liability for any breach of any representation or covenant under this Agreement, or any Claim otherwise relating to or arising under this Agreement, will in no event, under any theory, exceed the Final Member Interest Purchase Price.
     7.4 No Limitation of Other Claims.
          (a) Subject to Section 7.3(d) and Section 7.4(b), nothing in this Article VII limits either Party’s remedies or rights of enforcement against the other Party (1) for breach by the other Party of such other Party’s obligations in respect of Closing; and (2) for breach by the other Party of covenants under this Agreement that expressly survive Closing.
          (b) Neither Party shall seek or be entitled to punitive, exemplary or special, consequential damages or damages for lost profits in any claim for indemnification, nor shall it accept payment of any award or judgment for such indemnification to the extent that such award or judgment includes such Party’s punitive, exemplary, special or consequential damages or damages for lost profits.
     7.5 Survival. This Article VII shall survive termination of this Agreement.
ARTICLE VIII
OFAC CERTIFICATE AND INDEMNIFICATION
     8.1 Purchaser’s OFAC Representation. Purchaser hereby represents and warrants to Centex that Purchaser is not determined by the U.S. Secretary of the Treasury to be acting on behalf of, a Person (i) described in Section 1 of United States Presidential Executive Order 13224 (“Executive Order”) or (ii) listed in the “Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers” published by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), 31 C.F.R. Chapter V, Appendix A, as in effect from time, as a “Specially Designated National or Blocked Person,” (as to (i) and (ii), a “Blocked Person”). In addition, Purchaser is not located in, or operating from, a country subject to U.S. economic sanctions administered by OFAC. Purchaser hereby agrees to defend, indemnify and hold harmless Centex from and against any and all claims, damages, costs, fines, penalties, losses, risks, liabilities and expenses (including, without limitation, attorneys’ fees and costs) arising from or related to a breach of any of the foregoing representations, warranties, certifications and agreements.

     8.2 Centex’s OFAC Representation. Centex hereby represents and warrants to Purchaser that Centex is not, and to Centex’s Knowledge, neither the Company nor any Transferred Subsidiary is, or has been determined by the U.S. Secretary of the Treasury to be acting on behalf of, a Blocked Person. In addition, none of Centex, the Company or any Transferred Subsidiary is located in, or operating from, a country subject to U.S. economic sanctions administered by OFAC. Centex hereby agrees to defend, indemnify and hold harmless Purchaser from and against any and all claims, damages, costs, fines, penalties, losses, risks, liabilities and expenses (including, without limitation, attorneys’ fees and costs) arising from or related to a breach of any of the foregoing representations, warranties, certifications and agreements.
     8.3 Survival. This Article VIII shall survive termination of this Agreement.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) upon delivery, if hand delivered; (ii) one (1) Business Day after being sent by prepaid overnight courier with guaranteed delivery, with a record of receipt; or (iii) upon transmission with confirmed delivery if sent by cable, telegram, email, facsimile or telecopy, to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):
(a) if to Centex:
Centex Homes
2728 North Harwood
Dallas, TX 75201-1516
Attn: Brian Woram
Telephone: (214) 981-6544
Fax: (214) 981-6855
With a copy to:
Centex Homes
2728 North Harwood
Dallas, TX 75201-1516
Attn: Donald Westfall
Telephone: (214) 981-6445
Fax: (214) 981-6002
(b) if to Purchaser:
Corona Associates, LLC
c/o RSF Partners, Inc.

2828 Routh Street
Suite 500
Dallas, Texas 75201
Attn: Mr. Chris Mahowald
Tel. (214) 849-9800
Fax (214) 849-9807
With copies to:
Farallon Capital Management, L.L.C.
One Maritime Plaza
Suite 2100
San Francisco, California 94111
Attn: Mr. Stephen L. Millham
Tel. (415) 421-2151
Fax (415) 956-8852
And:
Greenfield Corona, LLC
50 North Water Street
South Norwalk, Connecticut 06854
Attention: Eugene A. Gorab and Barry P. Marcus
Fax (203) 354-5060
And:
Pircher, Nichols & Meeks
1925 Century Park East, Suite 1700
Los Angeles, California 90067
Attn: James L. Brat, Esq. (903382-1)
And:
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Attention: David J. Bryant
Fax (312) 902-1061
     9.2 Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provisions or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.
     9.3 Counterparts. The Agreement may be executed in separate counterparts, each of which shall be considered an original instrument, and all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been executed and delivered by each of the Parties.
     9.4 Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Party. Any purported assignment not in compliance with this Section 9.4 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians.
     9.5 Further Assurances. At any time or from time to time after the Closing, each of the Parties shall, at the request of other Party and at no additional cost or expense, execute and deliver any further instruments or documents and take all such further action as such requesting Party may reasonably request in order to evidence or effect the consummation of the transactions contemplated hereby.
     9.6 No Third Party Beneficiaries. Except as to Investor, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including without limitation any Purchaser Indemnified Party that is not a Party to this Agreement) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
     9.7 Descriptive Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     9.8 Reasonable Consent Required. Where any provision of this Agreement requires a Party to obtain the consent, approval or other acquiescence of any other Party, such consent, approval or other acquiescence shall not be unreasonably conditioned, withheld or delayed by such other Party, except as otherwise provided in this Agreement.
     9.9 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
     9.10 Dispute Resolution. Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved through good faith negotiations between the parties hereto, shall be finally resolved by arbitration administered by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then currently in effect, by a sole arbitrator. The arbitrator shall have the power to award specific performance and injunctive relief and award attorneys’ fees and costs. The judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Dallas, Texas.
     9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, without regard to the laws that might be applicable under conflicts of laws principles.
     9.12 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at Law or in equity.
     9.13 Entire Agreement; Amendments. This Agreement, including the Disclosure Schedule and Exhibits annexed hereto, contains the entire understanding of the Parties with regard to the subject matter contained herein. This Agreement may only be amended, modified or supplemented by written agreement of the Parties.
     9.14 Construction; Joint Drafting. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed consistent with the joint drafting hereof by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
     9.15 No Brokers, Finders, etc. Each Party hereby represents to the other that no other broker(s) or agent(s) were or are involved in this transaction or the negotiations leading up to this transaction and no Party has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transactions contemplated hereby. Purchaser and Centex agree to hold the other harmless and indemnify the other from and against any and all damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by the other as a result of any claims by any other broker claimed to have acted on behalf of such Party.
          9.16 Tax Characterization. The Parties acknowledge that, for U.S. federal tax purposes, the Company is treated as a disregarded entity (within the meaning of U.S. Treasury Regulation Section 301.7701-3) and the Parties agree that the sale of the Member Interests are properly treated for U.S. federal tax purposes (and, where applicable, state income tax purposes) as a sale of the Assets by Centex to the Purchaser. Centex and the Purchaser shall report the sale hereunder on their respective U.S. federal (and, where applicable, state income) tax returns in a manner consistent with such treatment.

     IN WITNESS WHEREOF, the Parties have caused this Member Interests Purchase Agreement to be executed to be effective as of the day and year first above written.

CENTEX:

CENTEX HOMES, a Nevada general partnership

By:	Centex Real Estate Corporation, a Nevada corporation, its managing general partner

	By:	/s/ Donald R. Westfall

	Name:	Donald R. Westfall

	Title:	Senior Vice President

[Signature Page to Member Interests Purchase Agreement]

PURCHASER CORONA LAND COMPANY, LLC, a Delaware limited liability company
By:	/s/ Brian J. Woram
Name:	Brian J. Woram
Title:	Senior Vice President and Secretary

[Signature Page to Member Interests Purchase Agreement]